Free Writing Prospectus

Dated February 7, 2012

Filed Pursuant to Rule 433(d)

Registration No. 333-174975

Registration No. 333-174975-03

PXG DETAILS $970MM CARMAX 2012-1 (Auto Loans)

LEAD MANAGERS:     J.P.MORGAN,     BARC,     BAML

CLASS A CO-MANAGERS:     RBC,     RBS,     SCOTIA

Cls	$Amt(mm	)	S/F	WAL	L.FIN	Pxd	%	CPN	$PX
A1	171.000		A-1+/F1+	0.26	02/13	IL-15	0.38068	0.38068	100.00000
A2	336.000		AAA/AAA	1.10	03/15	E+12	0.597	0.59	99.99314
A3	288.000		AAA/AAA	2.45	09/16	IS+30	0.893	0.89	99.99674
A4	120.680		AAA/AAA	3.63	06/17	IS+48	1.260	1.25	99.97620
B	20.370		AA/AA	3.83	08/17	IS+95	1.769	1.76	99.99069
C	17.460		A/A	3.83	10/17	IS+140	2.219	2.20	99.96767
D	16.490		BBB/BBB	3.83	08/18	IS+230	3.119	3.09	99.96782

EXPECTED PRICING	: Pxd

EXPECTED SETTLEMENT	: 02/16

FIRST PAYMENT DATE	: 03/15

PRICING SPEED	: 1.3% ABS with 10% clean-up call

ERISA ELIGIBLE	: Yes

OFFERING TYPE	: Public

BBG TICKER	: CARMX 2012-1

BILL & DELIVER	: J.P. Morgan

CUSIPS	: A1:14313GAA5, A2:14313GAB3, A3:14313GAC1, A4:14313GAD9, B:14313GAE7, C:14313GAF4, D:14313GAG2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.